Exhibit 99.1

Press Release	Source: DigitalFX International, Inc.

DIGITALFX INTERNATIONAL, INC.
STRENGTHENS MANAGEMENT TEAM

Mickey Elfenbein Appointed As Chief Operating Officer

LAS VEGAS, August 30, 2007 -- DigitalFX International, Inc. (AMEX: DXN) a digital communications company today announced the appointment of Mickey Elfenbein as Chief Operating Officer, effective August 24, 2007. “We are very pleased to have Mickey join the DigitalFX management team,” said Craig Ellins, Chief Executive Officer of DigitalFX International. “Mickey brings a wealth of experience to our management team and will play a critical role with the Company as we continue upon our growth initiatives.” Mr. Elfenbein will commence providing services on September 17, 2007.

Prior to DigitalFX, Elfenbein cofounded SaySwap, Inc., a company which focuses on Internet peer-to-peer trading of console video games. SaySwap has grown to almost 1,000,000 registered members in its first year. He also has served as Chief Executive Officer at Simitar Entertainment where under his leadership the Company tripled its volume in three years. Elfenbein was also the Chief Executive Officer and President of publicly traded K-tel International, Inc., a multi-national music and video entertainment company. Under Elfenbein’s leadership, K-tel grew to almost $100 million in sales, while he increased revenues by 63% in three years. K-tel was named by Business Week as the 7th best publicly traded company in the United States under Elfenbein’s tenure. Elfenbein currently serves as Chairman of SaySwap’s Board of Directors.

About DigitalFX International, Inc.

DigitalFX International, Inc. (AMEX: DXN) is a creator of digital communications and social networking solutions, as showcased on its social network http://www.helloWorld.com. The company develops and markets proprietary communication and collaboration services, and social networking software applications, including video email, video instant messaging and live webcasting. DigitalFX International, Inc. is democratizing the world of online streaming video and digital media archiving with its flagship product, called The Studio. The Studio is an affordable, cross digital platform web-based solution. Only the DigitalFX Studio brings together all this capability, simply and in one place.

FORWARD-LOOKING STATEMENTS

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward- looking statements. Examples of forward-looking statements contained in this release include the statements relating to Mr. Elfenbein’s impact on the Company’s growth initiatives. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.